Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2004 and 2003
(in millions, except per share amounts)

	Second Quarter		First Half
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$36,719	$34,142	$75,563	$68,301
Financial Services revenue	6,083	6,440	11,930	13,096

Total sales and revenues	42,802	40,582	87,493	81,397
Automotive interest income	128	134	245	282
Costs and expenses
Cost of sales	33,834	31,660	67,905	62,715
Selling, administrative and other expenses	5,762	5,904	11,453	11,943
Interest expense	1,734	1,827	3,576	3,784
Provision for credit and insurance losses	182	679	553	1,272

Total costs and expenses	41,512	40,070	83,487	79,714
Automotive equity in net income/(loss) of affiliated companies	84	72	140	93

Income/(loss) before income taxes	1,502	718	4,391	2,058
Provision for/(benefit from) income taxes	268	194	1,097	531

Income/(loss) before minority interests	1,234	524	3,294	1,527
Minority interests in net income/(loss) of subsidiaries	72	98	157	200

Income/(loss) from continuing operations	1,162	426	3,137	1,327
Income/(loss) from discontinued/held-for-sale operations	3	(9)	(20)	(14)

Net income/(loss)	$1,165	$417	$3,117	$1,313

Average number of shares of Common and Class B Stock outstanding	1,831	1,832	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.64	$0.23	$1.72	$0.72
Income/(loss) from discontinued/held-for-sale operations	—	—	(0.01)	—

Net income/(loss)	$0.64	$0.23	$1.71	$0.72

Diluted income/(loss)
Income/(loss) from continuing operations	$0.57	$0.22	$1.52	$0.67
Income/(loss) from discontinued/held-for-sale operations	—	—	(0.01)	—

Net income/(loss)	$0.57	$0.22	$1.51	$0.67

Cash dividends	$0.10	$0.10	$0.20	$0.20